090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

HAHA GENERATION CORP.

2. Description of the original document for which correction is being made:

ARTICLES OF INCORPORATION

3. Filing date of the original document for which correction is being made: 06/10/2014

4. Description of the inaccuracy or defect:

Address of Company and Director as 221 East Walnut, Suite 122, Pasadena, California 91101

5. Correction of the inaccuracy or defect:

Address of Company and Director is 4F., No. 132, Songshan Road, Xinyi District, Taipei City, 110, Taiwan (Republic of China)

For and on behalf of
HAHA GENERATION CORP.

6. Signature: Hsuan-Hsien, Liao

X *Authorized Signature(s)*

Authorized Signature

President
Title * president

Date 2015/9/24

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.